CONFIRMING STATEMENT

This Statement confirms that the undersigned, Alexander M. Lintner,

has authorized and designated Tyler Cozzens, Laura Fennell,

Christina Hall or Jeannette Laidlaw to execute and file on the undersigned's behalf all Forms ID, 3, 4 and 5 (including any amendment thereto) that the undersigned may be required to file with the

U.S. Securities and Exchange Commission as a result of the

undersigned's ownership of or transactions in securities of Intuit Inc.

The authority of Tyler Cozzens, Laura Fennell, Christina Hall or

Jeannette Laidlaw under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Intuit Inc., unless earlier revoked in writing.  The undersigned acknowledges that Tyler Cozzens, Laura Fennell, Christina Hall or

Jeannette Laidlaw are not assuming any of the undersigned's

responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

/s/ ALEXANDER M. LINTNER

Alexander M. Lintner

Dated:  March 20, 2006